UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2008 (August 2, 2008)

INLAND AMERICAN REAL ESTATE TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-51609 (Commission File Number)	34-2019608 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On August 2, 2008, Inland American Real Estate Trust, Inc., a Maryland corporation (referred to herein as “we,” “us” or the “registrant”), through its wholly owned subsidiary, Inland American (Concord) Sub LLC, entered into a joint venture with Lex-Win Concord LLC (referred to herein as “Lex-Win”), a jointly owned subsidiary of the respective subsidiaries of Lexington Realty Trust (NYSE: LXP) and Winthrop Realty Trust (NYSE: FUR).  The joint venture, known as “Concord Debt Holdings, LLC,” originates and acquires real estate securities and real estate related loans.

Under the terms of the joint venture agreement, we initially will contribute $20 million to the venture in exchange for preferred membership interests in the venture, with additional contributions, up to $100 million in total, over an eighteen-month period; provided that if $65 million of capital contributions is not called from us during the first twelve months, we will not be required to make any additional contributions.  Our capital contributions will be used by the venture primarily for the origination and acquisition of additional debt instruments including whole loans, B notes and mezzanine loans.  Lex-Win has already contributed $325 million to the venture in exchange for common membership interests in the venture, and will be obligated to make preferred capital contributions of up to $75 million (referred to herein as the “Lex-Win preferred capital”) in certain circumstances.

Operating cash flow of the venture will be distributed (1) first, to Lex-Win until it receives its unreturned Lex-Win preferred capital plus the applicable return on its Lex-Win preferred capital, generally equal to the rate on the debt related to the margin call being satisfied or the debt being retired by such Lex-Win preferred capital; provided, that if the additional capital contribution is not returned within twelve months, the rate is reduced by fifty basis points, (2) second, to us until we receive a 10% preferred return on our unreturned capital contributions (subject to certain increases in the event of certain default events by Lex-Win), (3) third, to Lex-Win until it receives a 10% return on its unreturned capital contributions and (4) thereafter, pari passu between Lex-Win and us in accordance with unreturned capital contributions, except that Lex-Win will receive, as a promoted interest, 30% of the amount that we would otherwise be entitled to receive.

Capital proceeds of the venture will be distributed (1) first, to Lex-Win until it receives the applicable return on its Lex-Win preferred capital plus its unreturned Lex-Win preferred capital, (2) second, to the extent not paid from cash flow, to us until we receive a 10% preferred return on our unreturned capital contributions, (3) third, to Lex-Win until its existing unreturned capital contribution is reduced to $200 million or, if we are no longer obligated to make capital contributions, the greater of (a) $100 million and (b) 200% of our unreturned capital contribution, (4) fourth, to us until we receive a return of our unreturned capital contributions, (5) fifth, to the extent not paid from cash flow, to Lex-Win until it receives a 10% preferred return on its unreturned capital contributions, (6) sixth, to Lex-Win until it receives a return of its unreturned capital and (7) thereafter, 76 2/3% to Lex-Win and 23 1/3% to us.

Lex-Win will manage the business of the venture.  However, certain “key decisions” will require the approval of the majority of the members of the advisory committee of the venture,

which will consist of two members designated by us and two members designated by Lex-Win.  In the event that both of Michael L. Ashner or Peter Braverman, both executive officers of Winthrop Realty Trust, cease to be members of the advisory committee, we will not be required to make any further capital contributions to the venture and the venture will not be not permitted to make any investments in loan assets or sidecar entities without our consent.  Additionally, following a default event by Lex-Win, we will have the right to remove Lex-Win as the managing member and appoint a new managing member.  Further, following a default event by Lex-Win, we will have the right to sell assets of the venture or liquidate the venture without Lex-Win’s consent.

We will have the right, at any time after the earlier of a default event by Lex-Win or the fifth anniversary of the date of the joint venture agreement, to have our interest in the venture redeemed for a redemption price approximating the fair market value of our interests in the venture at the time.  In addition, Lex-Win will have the right to redeem our interest in the venture after the fifth anniversary; however, we can elect to retain our interest in the venture provided that we would no longer have the right to request redemption.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC.

By:	/s/ Jack Potts
Name:	Jack Potts
Title:	Principal Accounting Officer

Date:  August 7, 2008